Exhibit 10.18

LEASE AGREEMENT

Effective Date:	December 23, 2009

Between:	Barrett Business Services, Inc. 8100 NE Parkway Drive, Suite 200 Vancouver WA 98662-6735	(“Landlord”)

And:	Black Pearl on the Columbia, LLC 8100 NE Parkway Drive, Suite 200 Vancouver WA 98662-6735	(“Tenant”)

Landlord leases to Tenant and Tenant leases from Landlord the following described property (the “Premises”) on the terms and conditions stated below: 56 S. 1st Street, Washougal WA 98671, see Exhibit A attached hereto for legal description.

Section 1. Occupancy

1.1 Original Term. The term of this lease shall commence December 23, 2009, and continue through December 22, 2020, unless sooner terminated as hereinafter provided.

1.2 Possession. Tenant is currently in possession of the Premises.

Section 2. Rent

2.1 Annual Rent. During the original term, Tenant shall pay to Landlord as annual rent the sum of $25,000.00 per year through December 22, 2011. Thereafter, the rent shall be five percent (5%) of Tenant’s gross income through the remainder of the term.

Section 3. Use of the Premises

3.1 Permitted Use. The Premises shall be used for any lawful purpose, including but not limited to, the operation of a restaurant.

Section 4. Repairs and Maintenance

4.1 Landlord’s Obligations. Landlord shall be under no obligation to make or perform any repairs, maintenance, replacements, alterations, or improvements on the Premises.

4.2 Tenant’s Obligations. Tenant, at its expense, shall be responsible for repairs, operating condition, working order, and appearance of the Premises. Tenant shall be responsible for maintenance costs, utilities and all obligations incurred in connection with the operation of the Premises and any improvements thereon.

Section 5. Insurance

5.1 Insurance Required. Tenant shall keep the Premises insured at Tenant’s expense against fire and other risks covered by a standard fire insurance policy with an endorsement for extended coverage.

Page 1 of 3 - LEASE AGREEMENT

Section 6. Taxes; Utilities

6.1 Property Taxes. Tenant shall pay as due all taxes on its personal property located on the Premises and shall pay as due all taxes on any improvements made to the Premises by Tenant. Landlord shall pay as due all real property taxes levied against the Premises.

Section 7. Indemnity and Insurance

7.1 Indemnification. Tenant shall indemnify and defend Landlord from, and reimburse Landlord for, any cost, claim, loss, or liability suffered directly or from a third-party claim arising out of or related to any negligent activity of Tenant on the Premises or any condition of the Premises in the possession or under the control of Tenant.

7.2 Liability Insurance. Tenant shall procure and thereafter during the term of the lease shall continue to carry the following insurance at Tenant’s cost: commercial general liability policy in a responsible company with coverage for bodily injury and property damage liability, personal and advertising injury liability, and medical payment with a general aggregate limit of not less than $500,000 and a per occurrence limit of not less than $1,000,000. Such insurance shall cover all risks arising directly or indirectly out of Tenant’s activities on or any condition of the Premises. Such insurance shall name Landlord as an additional insured.

Section 8. Default

The following shall be events of default:

8.1 Default in Rent. Failure of Tenant to pay any rent or other charge within 10 days, after written notice, that it is due.

8.2 Default in Other Covenants. Failure of Tenant to comply with any term or condition or fulfill any obligation of the lease (other than the payment of rent or other charges) within 20 days after written notice by Landlord specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be completely remedied within the 20-day period, this provision shall be complied with if Tenant begins correction of the default within the 20-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

Section 9. Remedies on Default

9.1 Termination. In the event of a default the lease may be terminated at the option of Landlord by written notice to Tenant. Whether or not the lease is terminated by the election of Landlord or otherwise, Landlord shall be entitled to recover damages from Tenant for the default, and Landlord may reenter, take possession of the Premises, and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages and without having accepted a surrender.

9.2 Reletting. Following reentry or abandonment, Landlord may relet the Premises and in that connection may make any suitable alterations or refurbish the Premises, or both, or change the character or use of the Premises, but Landlord shall not be required to relet for any use or purpose other than that specified in the lease or which Landlord may reasonably consider injurious to the Premises, or to any tenant that Landlord may reasonably consider objectionable. Landlord may relet all or part of the Premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this lease, on any reasonable terms and conditions, including the granting of some rent-free occupancy or other rent concession.

Page 2 of 3 - LEASE AGREEMENT

9.3 Damages. In the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the lease term, the following amounts as damages:

(1) The loss of rental from the date of default until a new tenant is, or with the exercise of reasonable efforts could have been, secured and paying out.

(2) The reasonable costs of reentry and reletting including without limitation the cost of any cleanup, refurbishing, removal of Tenant’s property and fixtures, costs incurred under this Section 9, or any other expense occasioned by Tenant’s default including but not limited to, any remodeling or repair costs, attorney fees, court costs, broker commissions, and advertising costs.

(3) Any excess of the value of the rent and all of Tenant’s other obligations under this lease over the reasonable expected return from the premises for the period commencing on the earlier of the date of trial or the date the premises are relet, and continuing through the end of the term. The present value of future amounts will be computed using a discount rate equal to the prime loan rate of major Oregon banks in effect on the date of trial.

Section 10. Miscellaneous

10.1 Nonwaiver. Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the party’s right to require strict performance of the same provision in the future or of any other provision.

10.2 Attorney Fees. If suit or action is instituted in connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge reasonable as attorney fees at trial, on petition for review, and on appeal.

10.3 Proration of Rent. In the event of commencement or termination of this lease at a time other than the beginning or end of one of the specified rental periods, then the rent shall be prorated as of the date of commencement or termination and in the event of termination for reasons other than default.

10.4 No Partnership. Landlord is not by virtue of this section a partner or joint venturer with Tenant in connection with the business carried on under this lease, and shall have no obligation with respect to Tenant’s debts or other liabilities, and no interest in Tenant’s profits.

Barrett Business Services, Inc.		Black Pearl on the Columbia, LLC

By:	/s/ James D. Miller	By:	/s/ William W. Sherertz
Its:	V.P.-Finance and CFO	Its:	CEO

Page 3 of 3 - LEASE AGREEMENT